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                                                                      EXHIBIT 99

PRESS RELEASE



                 AMSURG CORP. RECEIVES SHAREHOLDER APPROVAL FOR
          RECLASSIFICATION OF CLASS A AND B COMMON STOCK INTO ONE CLASS
             NEW CLASS WILL BE LISTED ON THE NASDAQ NATIONAL MARKET
           UNDER THE SYMBOL "AMSG" AT THE MARKET'S OPENING ON JULY 13

         NASHVILLE, Tenn. (July 11, 2001) - Ken P. McDonald, President and Chief Executive Officer of AmSurg Corp. (Nasdaq NM: AMSGA & B), announced that the Company received shareholder approval today at its 2001 Annual Meeting to reclassify its Class A and Class B common stock into one class of common stock. This class will be listed on the Nasdaq National Market under the symbol "AMSG" at the opening of the market on Friday, July 13, 2001, and the listing of the Class A and Class B common stocks under the symbols "AMSGA" and "AMSGB", respectively, will be eliminated. The Class A and Class B shares will be reclassified into the new class of common stock using a one-to-one conversion ratio and, as a result, there will be no increase in the Company's total number of shares of common stock outstanding due to the reclassification. Shareholders may retain their stock certificates, which will automatically represent the same number of shares of common stock. As of June 4, 2001, the record date for the annual meeting, AmSurg had outstanding 14,702,651 shares of Class A common stock and 4,787,131 shares of Class B common stock.

         Mr. McDonald also announced that Rodney Lunn, Senior Vice President of Center Development, had resigned from the Company at the end of June to pursue other interests. Mr. McDonald remarked, "Since the founding of AmSurg, Rodney has been an integral part of this Company, and we greatly appreciate his many contributions to AmSurg's successful growth to a position of market leadership. We wish him well in his future endeavors."

         AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers and specialty physician networks in partnership with surgical and other group practices. At March 31, 2001, AmSurg owned a majority interest in 87 centers and had four centers under development.

Contact:
       Claire M. Gulmi,
       Senior Vice President and
       Chief Financial Officer
       (615) 665-1283